Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 8, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.33 billion for the five-week period ended October 3, 2009, which is a decrease of 1 percent as compared with net sales of $1.34 billion for the same period ended October 4, 2008. The company's comparable store sales for September 2009 decreased 1 percent compared with an 11 percent decrease for September 2008.

Comparable store sales for September 2009 were as follows:

Gap North America: negative 8 percent versus negative 3 percent last year

Banana Republic North America: negative 12 percent versus negative 4 percent last year

Old Navy North America: positive 13 percent versus negative 24 percent last year

International: negative 4 percent versus positive 3 percent last year

"We're pleased that Old Navy's value message continues to resonate with customers and that we delivered total company merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer for Gap Inc.

Year-to-date net sales were $8.82 billion for the thirty-five weeks ended October 3, 2009, a decrease of 6 percent compared with net sales of $9.36 billion for the thirty-five weeks ended October 4, 2008. The company's year-to-date comparable store sales decreased 6 percent compared with a 10 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

October Sales

The company will report October sales on November 5, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

.